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                                                                  Exhibit 99.12


                                  UNDERTAKINGS

WELLPOINT HEALTH NETWORKS INC., a Delaware corporation ("WellPoint"), WELLPOINT CALIFORNIA SERVICES, INC., a California corporation, and BLUE CROSS OF CALIFORNIA, a California corporation ("BCC") (together, the "Parties"), hereby undertake to the California Department of Corporations ("Department") as follows with regard to certain of their obligations under the Knox-Keene Health Care Service Plan Act of 1975, as amended ("Act"), and the regulations promulgated thereunder ("Rules"), it being acknowledged that these Undertakings restate and consolidate in a single document certain Undertakings to the Department dated January 7, 1993 and March 5, 1996:

1. The Parties undertake that the previous Undertakings that they have entered into with the Department, dated January 7, 1993 (at Section II.11 thereof), amended on September 7, 1995 and reaffirmed on March 5, 1996, with regard to inter-company payments shall be amended and restated to provide as follows:

       Except as permitted by this Undertaking, the Parties undertake not to make payments or distributions of either cash or property to or on behalf of WellPoint or any affiliate of WellPoint, either in the form of dividends, payments intended to service indebtedness of WellPoint or any affiliate of WellPoint or otherwise ("WellPoint Payments") without the prior approval of the Department. This Undertaking shall not restrict or limit BCC from making the following WellPoint Payments:

       (a) Any payments by BCC to WellPoint or any affiliate of WellPoint which are permitted under the terms of the Administrative Services Agreement approved by the Department and to which WellPoint and BCC are parties; and

       (b) Any payments by BCC to WellPoint or any affiliate of WellPoint which are permitted under the terms of any tax sharing or tax allocation agreement entered into between BCC and WellPoint and/or any affiliate of WellPoint and approved by the Department.

       This Undertaking shall not restrict or limit BCC from making any WellPoint Payments in addition to the WellPoint Payments permitted to be paid by BCC pursuant to this Undertaking, when and to the extent that the tangible net equity of BCC, as defined in and calculated under the Act and the Rules ("TNE"), after giving effect to the WellPoint Payment, would equal at least the greater of (i) 100% of the minimum TNE required under the Act and the Rules as of the date of this Undertaking, or such greater level of TNE as may be required by future amendment of the Act and Rules, or (ii) the applicable minimum level of TNE as set forth in Rule 1300.84.3(d)(1).



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2.     The Parties undertake that whenever the prior approval of the Department is required under the Undertaking in paragraph 1 hereof, such prior approval should be sought by the filing of a Notice of Material Modification pursuant to Section 1352(b) of the Act.

3. The Parties undertake that the previous Undertakings that have been entered into with the Department, dated September 5, 1995 and amended and restated on March 5, 1996, with regard to certain actions of the Blue Cross Blue Shield Association ("BCBSA") and certain matters relating to indebtedness, shall be amended and restated to provide as follows:

       (a) Acknowledging that certain of the terms and conditions set forth in the documents memorializing the transactions which are the subject of Undertakings to the Department dated September 5, 1995, and amended and restated on March 5, 1996, reflect compliance with the rules and regulations of the BCBSA, WellPoint undertakes to review on a periodic basis and report to its Board of Directors changes in the current rules and regulations of the BCBSA regarding for-profit licensees of the BCBSA, waivers to such rules and regulations which may be granted by the BCBSA and license addenda of which WellPoint becomes aware which are entered into between BCBSA and other for-profit licensees of BCBSA (together, "BCBSA Changes"). If the Board of Directors of WellPoint concludes, in its discretion consistent with its fiduciary duties to its stockholders, that adoption of particular BCBSA Changes would be in the best interests of WellPoint and its stockholders, taking into account, among other things, the potential effect of the particular BCBSA Changes upon WellPoint stockholder value, then WellPoint undertakes to use commercially reasonable efforts to seek to amend the License Addendum or such other instruments governing the license between WellPoint and the BCBSA to incorporate such of the BCBSA Changes as may be deemed appropriate by the Board of Directors of WellPoint in its discretion consistent with its fiduciary duties to its stockholders.

       (b) WellPoint undertakes to the Department that any loan agreement or loan agreements ("Loan Agreements") entered into by it will not include any provisions (i) calling for the pledge of the stock of any entity licensed under the Act ("Act Licensee"), (ii) calling for the pledge of any assets of any Act Licensee or (iii) calling for any guarantee of WellPoint indebtedness by any Act Licensee. BCC undertakes to the Department that the terms of the Loan Agreements will not be at variance with the terms of this Undertaking and that it will advise the parties to the Loan Agreements that paragraph 1 of these Undertakings provides for limitations on certain payments which may be made by the Act Licensees in the event those payments adversely affect defined levels of the Act Licensees' tangible net equity, as defined in the Act and as specifically provided in paragraph 1 of these Undertakings.



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       (c)   WellPoint undertakes to file with the Department, at least five days prior to their execution, copies of any Loan Agreements and shall file executed versions thereafter.

4. BCC undertakes to submit to the Department combining financial statements with WellPoint on an annual and quarterly basis.

5. The Parties undertake to comply with the terms of the Administrative Services Agreements filed with the Department as part of the Notices of Material Modification on April 28, 1997, as amended, including the provisions thereof prohibiting the removal of BCC's books and records from the State of California without the Department's permission.

6. BCC, formerly named WellPoint Health Networks Inc., is the surviving entity of a merger (the "Merger") between BCC, Blue Cross of California, a California corporation ("Old Blue Cross"), WellPoint Dental Plan and WellPoint Pharmacy Plan. Such Merger has been effected through the filing of a Certificate of Ownership as specified under Section 1110 of the California Corporations Code with the California Secretary of State. The Parties undertake to file promptly after the date hereof with the Department the Amended and Restated Articles of Incorporation and Bylaws of BCC and the Certificate of Ownership. Such Restated Articles and Certificate of Ownership shall be certified by the California Secretary of State and the Bylaws shall be certified by the Secretary or an Assistant Secretary of BCC.

7. BCC, as the surviving entity under the Merger, undertakes to demonstrate to the Department's satisfaction the adequate resolution of, or take the necessary corrective actions to address, the concerns that may be raised by the Department in connection with the medical survey audits of Old Blue Cross, WellPoint Dental Plan and WellPoint Pharmacy Plan pending as of the time of the Merger.

Date: July 31, 1997

WELLPOINT HEALTH NETWORKS, INC.

/s/  Thomas C. Geiser
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By:  Thomas C. Geiser

WELLPOINT CALIFORNIA SERVICES, INC.

/s/  Thomas C. Geiser
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By:  Thomas C. Geiser

BLUE CROSS OF CALIFORNIA

/s/  Thomas C. Geiser
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By:  Thomas C. Geiser



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